EXHIBIT 99.1

Emageon Inc. Closes Initial Public Offering

BIRMINGHAM, AL – (February 14, 2005) - Emageon Inc. (NASDAQ: EMAG), today announced the closing of its initial public offering of 5,000,000 shares of its common stock at a price of $13.00 a share. All of the shares were sold by Emageon. In addition, Emageon has granted to the underwriters a 30-day over-allotment option to purchase up to an additional 750,000 shares.

Total proceeds from the sale (net of underwriting discount and estimated offering expenses and not including the possible exercise of the underwriters’ over-allotment option) were approximately $58.5 million. Emageon plans to use the net proceeds of this offering to repay $4.0 million of its outstanding subordinated debt and for general corporate purposes, including working capital, research and development, sales and marketing, and capital expenditures. Emageon may also use a portion of the net proceeds for the acquisition of or investment in businesses, products and technologies that are complementary to its offerings.

Wachovia Capital Markets, LLC and Piper Jaffray & Co. were the joint book-running managers of the underwriting group. Raymond James & Associates, Inc. and Friedman, Billings, Ramsey & Co., Inc. were co-managers.

Copies of the final prospectus relating to the offering may be obtained by contacting Wachovia Capital Markets, LLC, Syndicate Department, 7 St. Paul Street, Baltimore, Maryland 21202 or Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale will be made only by means of a written prospectus forming part of the effective registration statement.

About Emageon

Emageon provides an enterprise-level information technology solution for the clinical analysis and management of digital medical images within health care provider organizations.

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